News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation's Hearth & Home Technologies Subsidiary Acquires Fireplace Distributor

MUSCATINE, Iowa (July 19, 2004) - HNI Corporation (NYSE: HNI) announced today that its Hearth & Home Technologies Inc. operating subsidiary has acquired Edward George Company, a distributor of fireplaces, stone products, barbecues, and other building materials throughout Illinois, Indiana and Kentucky; and an affiliate, Wisconsin Fireplace Systems with locations in Wisconsin. Headquartered in Alsip, Illinois, the company has annual sales of approximately $50 million.

The acquisition was purchased with existing cash and is expected to add to earnings in 2004.

"Edward George Company complements Hearth & Home Technologies' existing locations operating under the Fireside Hearth & Home brand name and strengthens its market presence in the Midwest," said Stan A. Askren, President and CEO, HNI Corporation.

"We are pleased to welcome the management and employees of Edward George Company to the Hearth & Home Technologies family," said Bradley D. Determan, President, Hearth & Home Technologies Inc. "Edward George Company's strong distribution network and history of serving the building industry, will enhance Hearth & Home Technologies' position as the nation's leading hearth products provider. We continue to focus on building our brands, meeting the needs of our builders and channel partners, and enhancing the experience of our end-users."

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator,®  Heat-N-Glo®, Quadra-Fire™ and Fireside Hearth & Home™ have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results, particularly those with respect to expected earnings for the remainder of the fiscal year.  These risks include, among others: the potential that the closing conditions to complete the acquisition are not satisfied; the potential that the acquisition does not add to earnings; the Corporation's ability (a) to realize financial benefits from its cost containment and business simplification initiatives, and (b) to realize financial benefits from investments in new products; lower than expected demand for the Company's products due to uncertain political and economic conditions; competitive pricing pressure from foreign and domestic competitors; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

###